THE ENERGY FORUM

LINCOLNWAY ENERGY
NEVADA, IOWA

Volume VI, Issue 2 Winter 2010

INSIDE THIS EDITION

ANNUAL MEETING NOTICE

The annual meeting for Lincolnway Energy Members is scheduled for February 25, 2010 at 6:30 p.m. It will be held at the Holiday Inn Ames Conference Center, 2609 University Blvd, Ames

Lincolnway Energy, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201
Office: 515-232-1010
Fax: 515-663-9335
www.lincolnwayenergy.com

THE IMPORTANCE OF BALANCE

by: Rick Brehm, CEO/President

During the past several months the American ethanol industry has come to be in balance with the world of energy. What does balance have to do with ethanol you might ask? Well maybe the best way to describe being in balance is to describe what out of balance looks like. During most of 2007 and all of 2008 the ethanol industry was on a teeter totter ride created by imbalance. This era was especially volatile because the ethanol industry built too many plants too quickly for the distribution system to handle the amount of ethanol being produced. As distribution was constructed, demand would often times be greater than supply; ethanol prices would rise as demand increased and then more production was built driving prices down because there wasn't sufficient distribution in place to handle the increased supply. This forced the price of ethanol to swing wildly depending on the amount of supply and the amount of demand which was related to the amount of distribution.

During this same time period corn prices swung through the widest range in history starting at a price of near $2 per bushel and ending at a price of just over $7 per bushel, only to fall back to a price near $3 per bushel. This wide swing of corn prices made it difficult for blenders of ethanol to predict their needs. If ethanol was priced higher than gasoline then the amount of ethanol blended was reduced dramatically to keep the cost of fuel at the gas pump competitive with non blended products. If ethanol was priced lower than gasoline, then ethanol was blended at the greatest amount allowed by law. The price swings in ethanol, which were started by price swings in corn, added to the swings in demand for ethanol. High corn prices also caused concerns on the part of food consumers who saw food prices rise dramatically and did not understand that food prices were rising because of increased processing costs and increased distribution costs which were related more to the cost of energy than the cost of corn. The food verses fuel debate caused some consumers to stop using ethanol in hopes that not using ethanol would bring down food prices because more corn would be available for human food consumption.

Transportation of ethanol was also a challenge during this period because there was not a well developed routine for shipping ethanol to established distribution terminals. Transport of ethanol became very inefficient because as new plants were built, older plants continued to ship ethanol right past the new plants to distribution terminals that were only a few miles from the new ethanol plant. The same situation was occurring with distribution. As new distribution locations were opened near ethanol plants, ethanol was shipped hundreds of miles to the new terminal instead of shipping ethanol from the nearby ethanol plant to fill the needs of the terminal.

Volatile crude oil prices during 2007 and 2008 made blending ethanol even more

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challenging because it was hard to know if ethanol prices would be competitive with gasoline prices. Fuel retailers want to have the most competitive price possible at the pump. Because corn and crude oil prices were highly volatile, blenders often times made the easiest decision. They would choose not to blend ethanol, but instead chose to sell unblended product because they understood the dynamics of the petroleum market better than they understood the factors that influence the price of ethanol.

Today many of these situations look much different than they did just a year ago. Today the ethanol industry is in balance with the rest of the energy world. Balance has brought price stability to ethanol markets which has stabilized ethanol demand and allowed ethanol manufacturers to earn a profit. Today in this balanced environment only a couple of new ethanol plants will be opened in 2010, which will account for about a 5 percent increase in ethanol production capacity. Today all major fuel markets have distribution terminals capable of handling all the ethanol needed to supply that market area. Only a hand full of new distribution terminals will open this year because distribution is now in balance with production. The food versus fuel debate has subsided. Most food consumers now understand that food prices are made up of many pieces, with energy cost comprising the largest part. Today transportation of ethanol has developed into a very efficient network whereby ethanol plants are not shipping large quantities of ethanol right past another plant. Instead the plant closest to the distribution terminal fulfills most of that terminals ethanol needs. Most importantly, corn and crude oil prices have stabilized in a relationship that allows for ethanol to be blended at maximum amounts in most states while still being priced competitively with petroleum products at the gas pump.

Those involved with the ethanol industry have learned a lot over the last few years. Hopefully these lessons will not be forgotten in the near future. Working in an industry that truly understands the importance of balance and how to maintain that balance produces far more profit opportunities than an industry that is on a wild uncontrolled teeter totter ride.

LINCOLNWAY ENERGY SIGNS GREEN PLAINS TRADE GROUP AS NEW ETHANOL MARKETER

by: David Zimmerman, Commodity Risk Manager

Most investors in Lincolnway Energy, LLC are already aware that we've made a change in one of our key strategic partners. An 8-K was filed at the end of September 2009 with the SEC and made available to the general public when the contract was signed. What I'd like to do in this issue of The Energy Forum is, add a bit more insight into this decision and explore with greater depth why the change was made, who exactly is Green Plains Trade Group (GPTG), and present my initial impressions of our new partners, now that we have worked together for a full quarter.

Many of us have watched with amazement as the ethanol industry bloomed and went through a period of rapid evolution. These rapid changes in growth, technology, pricing, etc involved in ethanol production helped to create a similar dynamic of change in the marketing of ethanol.

In 2003, at the beginning of the production expansion, the ethanol world looked much different. There was 3.5 billion gallons of production capacity and ADM controlled nearly 50% of it. There were no financial instruments available to trade or hedge ethanol. Everything was done as flat price contracts that covered 6 months worth of production. The existing plants at this early stage were all very homogenous; similar debt structure, similar facilities, similar corn basis. The biggest risk involved with ethanol at the time was production risk, i.e., loss of production due to explosions, weather, etc. It was this atmosphere and structure that made the pool concept a viable and attractive method to market ethanol.

In the pool concept of marketing, the production of several plants, generally sharing a similar geography, would be marketed as one. Each would receive the same price for their ethanol at month end, and costs associated with the pool were divided evenly. Gallons were interchangeable versus the various sales contracts, helping to mitigate the production risk. However, the rapid changes in the industry, as discussed, would ultimately effect marketing and change the risk focus to a large enough degree to, in my opinion, render the pool concept inadequate as an ethanol marketing structure. Increased geographical footprint, MTBE phase out, expanding RFS, CBOT ethanol futures trading, OTC ethanol trading, emergence of cash brokers, exponential growth in production capacity, negative margins, bankruptcies….all of these factors, the details of which are too large to cover in this forum, combined to change the chief risk in the ethanol world from production risk to margin risk. The industry was oversupplied and the pool marketing structure proved to be prohibitive to allowing plants with strategic advantages, whether they are location or management related, to rise up and be distinguished as the most viable and economically sound locations able to continue production.

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It is for these many reasons that Lincolnway Energy, made a change to what is often referred to as "stand-alone" marketing. The stand-alone concept enables us to address margin risk more effectively. We can buy corn and sell ethanol more effectively and specific to our company, giving us much more control over our individual destiny. In the Green Plains model, there are still several plants that utilize a centralized marketing group. There remains benefit to the larger size from the perspective of an end-user wishing to buy large volumes of ethanol without the need to call 10 different plants. However, there are some critical differences. First, every ethanol sale made by GPTG must be approved by Lincolnway Energy. This accomplishes several things:

- We have the ability to decide if the price is one that agrees with our market bias.
- We can accept or decline trades based on LWE specific economics.
- We can place corn hedges in a more timely and efficient manner.

The second critical difference is that the price or netback that we receive for our ethanol at month end is based solely on the sales that we've approved and executed during the month, versus a conglomeration of all sales made in the pool. This has a double effect:

- Marketing and logistics become more efficient as freight considerations drive each trade, ensuring that product moves to the closest geographical outlet.
- Least cost producers and best management practices are promulgated making for an overall more efficient industry and allowing plants with better geography and management to excel.

GPTG, LLC is a wholly owned limited liability subsidiary of Green Plains Renewable Energy (GPRE). GPRE as we know it today is the result of an October 2008 merger between Virgin Bioverda (VBV) and GPRE. Both entities were owners of ethanol production capacity, and in the case of GPRE some grain assets as well. The resulting production capacity of the merged entity, retaining the name Green Plains Renewable Energy, was approximately 330 million gallons. In July 2009, GPRE acquired two of the former Verasun owned plants in Central City, NE and Ord, NE, bringing 150 million gallons of additional production under the GPRE banner. Green Plains Trade Group had been formed prior to the merger and the purchase of additional production capacity in anticipation of marketing the now 480 million gallons of company owned ethanol production. Third-party ethanol marketing makes up the balance of ethanol sold by GPTG. Four plants, including Lincolnway Energy, LLC, are contracted with GPTG, bringing an additional 360 million gallons of ethanol to GPTG. Total production capacity to be marketed by GPTG, including company owned and third-party, stands currently at approximately 840 million gallons. The geographical presentation of the production marketed by GPTG is impressive, covering 6 states with access to 5 different rail carriers. The table below breaks out this information.

Our contractual partnership with GPTG began at the beginning of the current fiscal year. We've been using this new marketing structure for nearly four months. While we are continually trying to improve and refine our ethanol trading, the first few months have proven to meet expectations. Our ability to lock margins and manage our business has improved greatly. We also have much more insight and transparency into which are the most viable outlets for our ethanol.

Plant Name	Location	Rail Link	Origin/Type	Production Capacity (million gallons)
GPRE	Shenandoah, IA	BNSF	Green Plains	55
GPRE	Superior, IA	UP	Green Plains	55
GPRE	Bluffton, IN	NS	VBV	110
GPRE	Obion, TN	CN	VBV	110
GPRE	Central City, NE	UP	Verasun acquisition	100
GPRE	Ord, NE	UP	Verasun acquisition	50
Theraldson Energy	Cassleton, ND	BNSF	third-party	120
Homeland Energy	Lawler, IA	ICE	third-party	130
Bushmills Ethanol	Atwater, MN	BNSF	third-party	55
Lincolnway Energy	Nevada, IA	UP	third-party	55

LINCOLNWAY ENERGY YEAR END FINANCIAL REPORT

by: Kim Supercynski, CFO

Lincolnway Energy, LLC has recorded a net loss of $6.4 million for the year ended September 30, 2009. This amounts to $152.57 of net loss per unit.

Revenues from operations for the fiscal year ended September 30, 2009 were approximately $110.0 million, consisting of $88.2 million of ethanol sales (80%), $20.7 million in distiller's grains sales (19%) and $1.2 million of corn oil sales (1%). Revenues decreased in fiscal year 2009 by approximately 25%, when compared to the fiscal year 2008. Lincolnway Energy sold approximately 52.8 million gallons of ethanol at an average gross price of $1.67 per gallon, 128,771 tons of dried distillers grains at an average gross price of $155.00 per ton, and 17,279 tons of wet distillers grains at an average gross price of $47.00 per ton during the fiscal year ended September 30, 2009. Lincolnway Energy also sold approximately 3,139 tons of corn oil at an average gross price of $387.00 per ton during the 2009 fiscal year. The decrease in revenues for the fiscal year ended September 30, 2009 resulted from a 2.8% decrease in sales volume and a 26% decrease in price for ethanol, and a 2% decrease in the sales volume and a 15.3% decrease in sales price for dried distiller's grains, all as compared to the previous fiscal year. The decrease in sales volume is due to a maintenance shutdown that lasted longer than expected, in May 2009. When the plant was shut down in May 2009, a thorough inspection revealed that the combustion chamber of the boiler required extensive repair work to the cement refractory surface inside the combustor. Because the combustor repair work required the plant to be shut down for longer than planned, maintenance was able to complete additional unplanned repairs. The revenues for the year ended September 30, 2009 include a combined unrealized and realized net gain on derivative ethanol contracts of $10,440, compared to a $2.2 million loss for the year ended September 30, 2008.

Management believes that the decrease in the price of ethanol is due to surplus supply of ethanol in fiscal year 2009. The ethanol industry has reacted to the oversupply by curtailing production and this allowed for the price of ethanol to begin to recover near the end of Lincolnway Energy's fiscal year 2009. However, much of this idled capacity could come back into production within the first calendar quarter of 2010, which could negatively impact ethanol prices. Management believes that the ethanol industry must continue to grow demand in order to increase or sustain current ethanol prices.

The average price Lincolnway Energy received for its dried distiller's grains decreased to $155.00 per ton in fiscal year 2009, from $183.00 per ton in fiscal year 2008. Management believes the decrease in the price for distiller's grains is a result of the decrease in the price of corn because decreased corn prices affects the price of distiller's grains because animal feeding operations substitute distiller's grains as animal feed in place of corn. Management expects that distiller's grains prices could decrease slightly in the foreseeable future as the supply of distiller's grains increases as a result of increased ethanol production.

Lincolnway Energy anticipates that its results of operations for 2010 will continue to be affected by a surplus of ethanol and volatility in the commodity markets.

Lincolnway Energy's cost of goods sold for the fiscal year ended September 30, 2009 totaled approximately $113.6 million, which was a decrease of 18% when compared to fiscal year 2008. The decrease in cost of goods sold for the 2009 fiscal year is primarily due to a 3% decrease in ethanol production and a 26% decrease in the average cost of corn per bushel for fiscal year 2009. Cost of goods sold major components are: corn costs, energy costs, ingredient costs, production labor, repairs and maintenance, process depreciation, and ethanol and distiller's grain freight expense and marketing fees. Cost of goods sold for fiscal year 2009 also includes a combined unrealized and realized net loss of $3.9 million from derivative instruments, which is recognized in corn costs, compared to a $3.4 million combined unrealized and realized net gain for fiscal year 2008.

Corn costs for the fiscal year ended September 30, 2009 totaled approximately $70.4 million, compared to $98.0 million for fiscal year 2008. Approximately 18.8 million bushels of corn was ground during fiscal year 2009 at an average cost of $3.70 per bushel, compared to 19.5 million bushels at an average cost of $4.99 for fiscal year 2008. The decrease in bushels ground was due to a decrease in production during fiscal year 2009. Corn costs, including the combined unrealized and realized net loss from derivative instruments, represented 64.6% of cost of goods sold for the fiscal year ended September 30, 2009, compared to 69.4% of costs of goods sold for fiscal year 2008.

Lincolnway Energy enters into future purchase contracts for corn and these contracts are evaluated for potential losses. As of September 30, 2008, Lincolnway Energy had various corn fixed and basis contracts for approximately 3,564,000 bushels. Due to rapidly falling corn prices, at September 30, 2008, Lincolnway Energy recorded a loss of approximately $.72 on 1,413,571 bushels of fixed price contracts and $.06 on 2,150,000 bushels of basis contracts, totaling approximately a $1.1 million unrealized loss. As of September 30, 2009, there were no losses to record as the outstanding contracts were at or below market.

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Lincolnway Energy anticipates continued volatility in Lincolnway Energy's corn costs due to the timing of the change in value of the derivative instruments relative to the cost and use of the corn being hedged.

Energy costs for the fiscal year ended September 30, 2009 totaled approximately $8.1 million, or 7% of cost of goods sold, compared to $8.2 million, or 6% of cost of goods sold, for the 2008 fiscal year. Energy costs consist of coal costs and electricity and propane costs. For the fiscal year ended September 30, 2009, Lincolnway Energy purchased approximately 95,000 tons of coal at an approximate total cost of $5.6 million. Electricity and propane costs amounted to approximately $2.3 million and $.2 million of sand and lime cost to add to the combustor with the coal.

Ingredient costs for the fiscal year ended September 30, 2009 totaled approximately $5.3 million, or 5% of cost of goods sold, compared to $6.8 million, or 5% of cost of goods sold, for the 2008 fiscal year. Ingredient costs were lower for the fiscal year 2009 due to a decrease in ethanol production from the previous fiscal year. Ingredient costs consist of denaturant, enzymes and process chemicals.

Production labor, repairs and maintenance and other plant costs totaled approximately $4.8 million, or 4.2% of cost of goods sold, for the fiscal year ended September 30, 2009, compared to $5.3 million, or 3.8% of cost of goods sold, for fiscal year 2008.

Depreciation totaled approximately $7.7 million, or 7% of cost of goods sold, for the fiscal year ended September 30, 2009, compared to $7.4 million, or 5% of cost of goods sold, for fiscal year 2008.

Ethanol and distiller's grain freight expense and marketing fees totaled approximately $13.8 million, or 12% of cost of goods sold, during the fiscal year ended September 30, 2009, compared to $14.2 million, or 10% of cost of goods sold, for fiscal year 2008. A decrease in sales for the 2009 fiscal year drove these costs down for the 2009 fiscal year.

General and administrative expenses totaled approximately $2.4 million during the fiscal year ended September 30, 2009, compared to $2.6 million for fiscal year 2008. The decrease of $.2 million is due to a reduction of professional fees and business promotions.

Other income and expense totaled approximately $.7 million net expense during the fiscal year ended September 30, 2009, compared to $1.2 million net expense for fiscal year 2008. The decrease in net expense is due to a decrease in interest expense for the fiscal year ended September 30, 2009. Long-term debt and interest rates decreased for fiscal year 2009 compared to fiscal year 2008.

Management believes that margins will improve for the first quarter in fiscal year 2010, and if demand for ethanol continues to grow and corn prices stay stable, Lincolnway Energy could see improved margins throughout the 2010 fiscal year. Lincolnway Energy anticipates continuing to keep cash balances at a low but acceptable level that will meet loan covenants. If Lincolnway Energy should get in a negative cash position, Lincolnway Energy anticipates having access to its $10 million line of credit.

The complete SEC 10K report for the year ended September 30, 2009 can be found on a link on Lincolnway Energy's website under the heading Investors and SEC Financial Report.

Statements of Operations Data:	2009		2008	
	Amount	%	Amount	%
Revenues	$ 110,223,531	100.0	$ 147,040,911	100.0
Cost of goods sold	113,576,938	103.0	138,309,541	94.1
Gross profit(loss)	(3,353,407)	(3.0)	8,731,370	5.9
General and administrative expense	2,366,638	2.1	2,647,368	1.8
Operating income(loss)	(5,720,045)	(5.1)	6,084,002	4.1
Interest expense	(860,303)	(0.8)	(1,430,469)	(0.9)
Other income-interest and grant	165,007	0.1	181,895	0.1
Net income(loss)	$ (6,415,341)	(5.8)	$ 4,835,428	3.3

LINCOLNWAY ENERGY TAX UPDATE

by Kim Supercynski, CFO

You should have all received your K-1's in the mail. If you have not please contact the Lincolnway Energy office and we will get a copy sent out to you.

This year we reported to you an ordinary business loss on your 2009 K-1. The loss for your K-1 was allocated, by month, for the period(s) you held the units. The ordinary business loss for the year ended September 30, 2009 is approximately $170 per unit. This will be higher or lower depending on the amount of time you held the units for the year. You will need to consult with your tax advisor on the amount of loss, if any, that you will be able to take on your 2009 tax return.

Lincolnway Energy has been eligible to claim the Small Producer Tax Credit since it began operations. Per the IRS instructions, the total amount of the credit has been added back to income and has been included in your portion of the Lincolnway Energy taxable income as reported on line 1 of your K-1 each year. The same amount added to income for regular tax purposes can be entered as a negative adjustment when calculating alternative minimum tax (AMT) on your return. The negative adjustment is reported on line 17 (code F) of your K-1 this year. This negative AMT adjustment was not reported on your K-1 in prior years. If you did not include the negative AMT adjustment in the preparation of your tax return in prior years, please consider whether adding the adjustment would have lowered your tax in prior years. The negative AMT adjustment is equal to the amount of small producer credit allocated to you each year. If the AMT adjustment would have resulted in less tax, you may want to file an amended return(s) to claim a refund. You will most likely only be affected by this if you were subject to AMT in prior years or if your Small Producer Tax Credit was limited by AMT in prior years.

As always, please consult your tax professional if you should have any additional questions regarding your tax preparation.

"NOTE: If you wish to amend your 2006 tax return, you may need to do so before April 15th, 2010. Please consult your tax professional."

LWE TANKER TRUCKS NOW 50% OFF!

Get your Limited Edition Ethanol Tanker Truck for just $37.45. Quantities are limited so hurry and contact Kay Gammon at 515-817-0150 or by email at kgammon@lincolnwayenergy.com, to purchase a truck. You may stop into the Lincolnway Energy office to pick up your truck or the truck can be mailed to you for an additional cost of $10.00.


LINCOLNWAY
ENERGY

UNIT TRADING

September: No Sales • **October:** No Sales • **November:** 28 units @ $600/unit • **December:** No Sales

LINCOLNWAY ENERGY INVESTOR TOURS

Lincolnway Energy Tours will be held at 1:00pm on February 17th, March 17th and April 21st. There is a limit of 15 visitors. Please call our office at 515-817-0150 to sign up.

Please review all safety guidelines listed below:

- All visitors must wear hardhats & safety glasses.
- All visitors must sign in at the front desk.
- All visitors must wear long pants & comfortable closed-toe shoes.
- No one under the age of twelve is allowed on the tour.
- All cell phones and other electrical devices must be turned off.
- No pictures are allowed in the plant.

Lincolnway Energy is a Smoke & Tobacco FREE Environment

NEW FACES

by Nichole Kayser, Accounting Clerk



Hello. My name is Nichole Kayser, and I am the new Accounting Clerk at Lincolnway Energy. I am a 2000 graduate from Gilbert High School. I then attended Iowa State University, where I earned my Bachelor's of Management in the winter of 2004.

I spent the past three years as the Business Manager at Ames Golf & Country Club, where I fine tuned my accounting skills while finishing my education at ISU. I graduated this past May with my degree in Accounting from Iowa State and with the required credits to sit for my CPA exam. I intend to complete the CPA review course offered in Des Moines and then sit for my state license this coming year.

I have lived in the Ames area my entire life and currently reside in Gilbert. My family lives close by and I enjoy spending time with them, especially my nieces.

I have enjoyed my first few months at LWE and look forward to meeting you in the near future. I have met the majority of the staff and have felt like I've belonged since day one. Lincolnway Energy offers many opportunities and I look forward to helping LWE grow well into the future.

FORWARD LOOKING STATEMENTS

Some of the information in this newsletter may contain forward looking statements that express Lincolnway Energy's current beliefs, projections and predictions about future results or events, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; and opportunities that may be available to Lincolnway Energy. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different.

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THE MISSION OF LINCOLNWAY ENERGY IS TO:
• Produce clean renewable energy.
• Maintain a safe, rewarding place to work.
• Maximize shareholder value.

Lincolnway Energy, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201-7992

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